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                                  SCHEDULE 13G

                                 (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              SERVICE EXPERTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   817567-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).





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        CUSIP NO. 817567-10-0                   13G            Page 2 of 4 Pages

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Alan R. Sielbeck
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
          (See Instructions)                                        (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    794,585
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   794,585
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               None
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          794,585
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                              [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
          IN
          ---------------------------------------------------------------------




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ITEM 1(a)   Name of Issuer: Service Experts, Inc.

ITEM 1(b) Address of Issuer's Principal Executive Offices: Six Cadillac Drive, Suite 400, Brentwood, Tennessee 37027

ITEM 2(a)   Name of Person Filing:  Alan R. Sielbeck

ITEM 2(b) Address of Principal Business Office or, if None, Residence: Six Cadillac Drive, Suite 400, Brentwood, Tennessee 37027

ITEM 2(c).  Citizenship: United States

ITEM 2(d).  Title of Class of Securities: Common Stock

ITEM 2(e).  CUSIP Number: 817567-10-0

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP.

            (a)   Amount beneficially owned: 794,585
            (b)   Percent of class: 4.5%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote - 794,585
                  (ii)  Shared power to vote or to direct the vote - None
                  (iii) Sole power to dispose or to direct the disposition of -
                        794,585
                  (iv)  Shared power to dispose or to direct the disposition of
                        - None

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact
            that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.    CERTIFICATIONS.

               Not applicable.






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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 12, 1999
                                          --------------------------------------
                                                           (Date)


                                                    /s/ Alan R. Sielbeck
                                          --------------------------------------
                                                        (Signature)

                                                      Alan R. Sielbeck
                                          --------------------------------------
                                                      (Name and Title)



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for the other parties for whom copies are to be sent.

            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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